Exhibit 2.1

AMENDMENT To

AGREEMENT And Plan of merger

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made effective as of February 1, 2019, by and between EVO Transportation & Energy Services, Inc., a Delaware corporation (“Buyer”), Ursa Major Corporation, a Wisconsin corporation (the “Company”), EVO Merger Sub, Inc., a Wisconsin corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), John Lampsa, an individual resident of Wisconsin, and Ursula Lampsa, an individual resident of Wisconsin (together with John Lampsa, the “Equity Holders” and each, an “Equity Holder”). Capitalized terms used herein and not otherwise defined have the meanings given to such terms in in the Original Agreement (as defined below).

RECITALS

A. The Parties entered into that certain Agreement and Plan of Merger dated December 15, 2018 (the “Original Agreement”).

B. The Parties desire to amend the Original Agreement as set forth herein.

AGREEMENTS

In consideration of the promises herein, the recitals set forth above, which are incorporated into this Amendment by this reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree as follows:

1. Amendment of Section 1.3. Section 1.3 of the Original Agreement is hereby deleted in its entirety.

2. Amendment of Section 4.5. Section 4.5 of the Original Agreement is hereby amended by adding the following sentence at the end of Section 4.5(a):

The Company had at least $4,300,000 in Cash in Company bank accounts as of January 31, 2019.

3. No Other Amendments. Except as amended hereby, the Original Agreement shall in all other respects remain in full force and effect.

4. Third Party Benefit. Nothing in this Amendment, expressed or implied, is intended to confer on any person other than the parties to this Amendment or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment.

5. Governing Law and Forum. This Amendment and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive Laws of the State of Delaware (without regard to the Laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States located in Delaware, for the purposes of any such action or other proceeding arising out of this Amendment or any transaction contemplated hereby.

6. Counterparts. This Amendment may be executed simultaneously with original, facsimile, or.pdf signatures in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

***Signature Page Follows***

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to Agreement and Plan of Merger to be duly executed as of the day and year first above written.

URSA MAJOR CORPORATION:		BUYER:

By:	/s/ John Lampsa	EVO TRANSPORTATION & ENERGY SERVICES, INC.
John Lampsa, its Vice-President
		By:	/s/ Damon Cuzick
EQUITY HOLDERS:		Name:	Damon Cuzick
		Its:	President
/s/ John Lampsa
John Lampsa		MERGER SUB:

/s/ Ursula Lampsa		EVO MERGER SUB, INC.
Ursula Lampsa
		By:	/s/ Damon Cuzick
		Name:	Damon Cuzick
		Its:	Chief Financial Officer

Signature Page to Amendment to Agreement and Plan of Merger